Exhibit 99.1

Immune Pharmaceuticals Receives NASDAQ Letter

NEW YORK, August 29, 2017 -- Immune Pharmaceuticals Inc. (NASDAQ: IMNP) ("Immune") announced today that on August 23, 2017, the Company received written notice from the Listing Qualifications Department of The NASDAQ Stock Market LLC ("Nasdaq") that the Company no longer complies with the minimum stockholders' equity requirement under NASDAQ Listing Rule 5550(b)(1) for continued listing on The NASDAQ Capital Market because the Company's stockholders' equity as reported in the Company's Quarterly Report on Form 10-Q for the period ended June 30, 2017 is below the required minimum of $2.5 million. The Company also does not meet the alternative compliance standards relating to the market value of listed securities of $35 million or net income from continuing operations of $500,000 in the most recently completed fiscal year or in two of the last three most recently completed fiscal years.

In accordance with NASDAQ Listing Rules, the Company has 45 calendar days, or until about October 6, 2017, to submit a plan to regain compliance. If the Company's plan is accepted, NASDAQ may grant the Company an extension of up to 180 calendar days from the date of the notification letter to evidence compliance.

The Company intends to promptly evaluate various courses of action to regain compliance and to timely submit a plan to NASDAQ to regain compliance with the NASDAQ minimum stockholders' equity standard. However, there can be no assurance that the Company's plan will be accepted or that if it is, the Company will be able to regain compliance.

About Immune Pharmaceuticals Inc.

Immune Pharmaceuticals Inc. (NASDAQ: IMNP) applies a personalized approach to treating and developing novel, highly targeted antibody therapeutics to improve the lives of patients with inflammatory diseases and cancer. Immune's lead product candidate, bertilimumab, is in Phase II clinical development for moderate-to-severe ulcerative colitis as well as for bullous pemphigoid, an orphan autoimmune dermatological condition. Other indications being considered for development include atopic dermatitis, Crohn's disease, severe asthma and Non-Alcoholic Steato-Hepatitis (NASH), an inflammatory liver disease. Immune recently expanded its portfolio in immuno-dermatology with topical nano-formulated cyclosporine-A for the treatment of psoriasis and atopic dermatitis. Immune's oncology subsidiary, Cytovia, plans to develop Ceplene for maintenance remission in AML in combination with IL-2. Additional oncology pipeline products include Azixa® and crolibulin, Phase II clinical stage vascular disrupting agents, and novel technology platforms; bispecific antibodies and NanomAbs™. Maxim Pharmaceuticals Inc., Immune's pain and neurology subsidiary, houses AmiKet™ and AmiKet™ Nano™, pipeline products for the treatment of neuropathic pain. For more information, visit Immune's website at www.immunepharma.com, the content of which is not a part of this press release.

Forward-Looking Statements

The statements in this news release made by representatives of Immune Pharmaceuticals, Inc. relating to matters that are not historical facts, including without limitation, those regarding future performance or financial results, the timing or potential outcomes of research collaborations or clinical trials, any market that might develop for any of Immune's product candidates and the sufficiency of Immune's cash and other capital resources, the continued development by Immune of bertilumumab or its determination to seek Orphan Drug designation for the pharmaceutical product of bertilimumab are forward-looking statements that involve risks and uncertainties, including, but not limited to, the likelihood that actual performance or results could materially differ, that future research will prove successful, the likelihood that any product in the research pipeline will receive regulatory approval in the United States or abroad, or Immune's ability to fund such efforts with or without partners. Immune undertakes no obligation to update any of these statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. Accordingly, any forward-looking statements should be read in conjunction with the additional risks and uncertainties detailed in Immune's filings with the Securities and Exchange Commission, including those discussed in Immune's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q periodic reports filed on Form 8-K.

SOURCE Immune Pharmaceuticals Inc.

For further information, contact: investors@immunepharma.com